Exhibit 4.27

House Lease Agreement

Contract No:

Parties to the contract

Lessor (Party A): Bogong He

Lessee (Party B): Lixin (Hangzhou) Asset Management Co., Ltd.

In accordance with the relevant laws and regulations of the state and the relevant provisions of the city, Party A and Party B consult and conclude a contract on the basis of voluntariness, equality and mutual benefit.

1. Party A shall lease to Party B its legally owned house located in Room 802, Unit 1, Building 5, Puyuewan, Binjiang District, with a building area of 44.30 square meters. Before signing of this contract, Party A has shown Party B the house ownership certificate or the purchase contract and purchase invoice of the house and obtained Party B’s approval. Party B has fully understood the house party a wants to rent and is willing to rent the house.

2. Party B guarantees to lease the house for residential use only. During the lease term, Party B shall not change the use of the house without the prior written consent of Party A.

3. The lease term of the house is from July 15, 2020 to July 14, 2021. Upon the expiration of the lease term, Party A shall have the right to take back all the leased house, and Party B shall return it as scheduled. If Party B requests to renew the lease, it must submit a written intention to party a one month before the expiration of the lease term. The lease contract shall be re signed with the consent of Party A.

4. The monthly rent of the house is (in figures) RMB3000. The total rent is RMB 36000 (in figures).

5. The payment time and method of the house rent are as follows: three months’ rent and one month’s deposit, the account holder of the rent deposit is Li Xinghang, the bank of deposit is Caihong branch of Industrial and Commercial Bank of China, the card number is 6212261202018311457.

6. Party B shall pay for the water, electricity, gas, telephone, cable, property fee, etc. used by Party B during the lease term.

7. Party A shall collect a deposit of RMB 3000. Party A shall return the deposit in full after the lease term is expired.

8. The items rented by Party B are detailed in the list of items.

9. During the lease term, Party A shall ensure the safe use of the leased house. Party B shall take good care of the facilities reasonably. If the facilities are damaged, it should be repaired immediately or compensated economically.

0. If Party B needs to decorate or change the original facilities, it shall obtain the consent of Party A.

1. Party A shall notify Party B 1 days in advance for the maintenance of housing or facilities, and Party B shall actively assist and cooperate.

2. Party A shall be responsible for the maintenance of the house except as stipulated in the contract.

3. If the house is damaged or Party B loses due to force majeure, both parties shall not be liable to each other.

4. During the lease term, if Party A needs to transfer or mortgage the house, it shall notify Party B one month in advance. Under the same circumstances, Party B has the priority to transfer.

5. Unless otherwise agreed, during the lease term, if Party B sublets the rent to others, it shall obtain the prior written consent of Party A.

6. During the lease term, if Party B has the following behaviors, Party A has the right to terminate the agreement. Party B shall compensate Party A’s loss.

(1) Sublease or lend the house to others without the written consent of Party A.

(2) Change the house structure or damage the house without the written consent of Party A, and after Party A’s written notice, it has not been repaired within a limited time.

(3) Change the lease purpose stipulated without authorization, or use the house for illegal activities.

(4) The rent is in arrears for more than one month.

17. Party A shall deliver the leased house to Party B within 3 days after the signing of this contract. If Party A fails to deliver the house within the time limit, Party A shall pay double penalty to Party B.

18. During the lease term, if Party A takes back the house ahead of time without proper reasons, Party A shall pay liquidated damages at one time of the monthly rent. If Party B withdraws the lease without the consent of Party A, it shall pay liquidated damages at one time of the monthly rent.

19. After the expiration of the lease term, Party B shall return the house as scheduled.

20. After the signing of the agreement, both parties shall, in accordance with the provisions, obtain the “house rental certificate”, “public security permit” and “temporary residence permit” from the Hangzhou housing administration and the local police station.

21. If the contract is modification or terminated, the party requesting the modification or termination shall take the initiative to propose. If one party suffers losses due to the modification or termination of the contract, the other party shall bear the losses.

22. For matters not covered in this contract, supplementary terms can be concluded through negotiation between both parties. The supplementary terms shall have the same effect as this contract.

23. At the time of signing the contract, both parties have full capacity for civil conduct and are willing to perform in accordance with the provisions of the contract.

24. In the process of performing the contract, any dispute shall be settled through negotiation. If the negotiation fails, both parties shall bring a suit to the local people’s court.

25. This contract is made in duplicate, one for each party.

26. Other matters agreed by both parties: the price includes property fee, the rent tax shall be borne by Party B, and the monthly tax is RMB76.92.

27. The owner undertakes to record the contract, and shall bear the consequences if he fails to do so.

Lessor (Party A): Bogong He	Lessee (Party B): Lixin (Hangzhou) Asset

Management Co., Ltd.

ID No.: 330106193508191113	ID No.:

Telephone: 13305712028	Telephone:

Agent: Xinghang Li	Agent:

Signature and seal:	Signature and seal:

Date: July 9, 2020	Date: July 9, 2020

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